Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4, filed pursuant to Rule 462(b) under the Securities Act of 1933, of our reports dated February 25, 2015, relating to the financial statements of MarkWest Energy Partners, L.P. and subsidiaries (the “Partnership”) and the effectiveness of the Partnership’s internal control over financial reporting appearing in the Annual Report on Form 10-K of MarkWest Energy Partners, L.P. for the year ended December 31, 2014, and incorporated by reference in the Prospectus included in Registration Statement No. 333-206445.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Denver, Colorado

December 4, 2015